Exhibit 10.6

 July 26, 2016
Re:  Change in Control Protections
Dear Mark:
This letter (this "Agreement") sets forth Change in Control protections that are being provided to you as a key executive in the Company.  Described are the payments and benefits that you may be eligible to receive in the event that your employment with Mueller Industries, Inc. and its direct and indirect subsidiaries (the "Company") is terminated in relation to a Change in Control, as set forth below.
In the event the Company has a Change in Control occurrence and upon or within two (2) years following this occurrence, your employment with the Company is terminated by the Company without Cause (other than on account of your death or Disability) or by you for Good Reason, you shall be entitled to a lump sum cash payment in an amount equal to the sum of:
1.)	An amount equal to two (2) times your base salary (as in effect immediately prior to the Change in Control or, if greater, the date of such termination); and
2.)
An amount equal to two (2) times the average annual bonus paid to you (including, for this purpose only, any amounts deferred) in respect of the three calendar years immediately preceding the calendar year in which the Change in Control occurs (or the three calendar years immediately preceding the calendar year of such termination, if greater).

In addition, to the extent permitted by applicable law without any penalty to you or the Company and subject to your election of COBRA continuation coverage for you and your covered dependents under the Company's group health plan, continued coverage under the Company's group health plan at the Company's cost (or at the discretion of the Company, reimbursement for COBRA premiums) for two years following your termination.  For purposes of this Agreement, "Good Reason" means, without your written consent (1) a material reduction in your base salary (as in effect immediately prior to the Change in Control or, if greater, the date of such reduction) or your annual bonus opportunity (as in effect immediately prior to the Change in Control or, if greater, the date of such reduction), or (2) the relocation of your principal place of employment more than fifty (50) miles from the location where you were principally employed immediately prior to the Change in Control.  To terminate your employment for Good Reason, within sixty (60) days following the occurrence of an event that constitutes Good Reason, you must give the Company ten (10) days' prior written notice of your termination, setting forth in reasonable specificity the event that constitutes Good Reason, during which ten (10) day notice period the Company will have a cure right (if curable).
Please note that this Agreement is not to be construed as a contract of employment or to alter your "at-will" employment status, and nothing herein prohibits either the Company or you from terminating your employment with the Company at any time for any reason.  All payments and or extension of benefits and vesting are subject to your execution and delivery to the Company of a general release of claims in a form reasonably acceptable to the Company that becomes effective within sixty (60) days of such termination.  In addition, all payments described herein will be subject to withholding for federal, state, and local taxes and other regular payroll deductions.
You may not assign, transfer, or otherwise dispose of this Agreement, or any of your other rights or obligations hereunder (other than your rights to payments hereunder, which may be transferred only by will or by the laws of descent and distribution), without the prior written consent of the Company, and any such attempted assignment, transfer, or other disposition without such consent will be null and void.
This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all other agreements and understandings, written or oral, between the parties hereto with respect to the subject matter hereof.  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Mueller Industries, Inc. 2014 Incentive Plan.
Any waiver, alteration, amendment, or modification of any of the terms of this Agreement will be valid only if made in writing and signed by the parties hereto. No waiver by either of the parties hereto of their rights hereunder will be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee (without giving effect to the choice of law principles thereof) applicable to contracts made and to be performed entirely within such jurisdiction.
* * *
Please acknowledge your agreement with the terms as set forth in this Agreement by signing and dating the enclosed copy and returning it to me.  Thank you for your service to the Company in the past and for your contributions in the months ahead.
Sincerely,
MUELLER INDUSTRIES, INC.
By:  /s/ Gregory L. Christopher
Name:   Gregory Christopher
 Title:     Chief Executive Officer
Acknowledged and agreed to as of this
 26th day of July 2016 by:
/s/ Mark Millerchip
Mark Millerchip